                                                                   EXHIBIT 2






                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                     STANDARD FEDERAL BANCORPORATION, INC.,
                            a Michigan corporation,

                             BSB ACQUISITION CORP.,
                            a Delaware corporation,

                                      and

                              BELL BANCORP, INC.,
                            a Delaware corporation,




                               December 14, 1995

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
        ARTICLE I.  MERGER; CLOSING; EFFECTIVE TIME; DEFINITIONS
        --------------------------------------------------------

1.1       The Merger.........................................       1
1.2       Closing; Effective Time............................       2
1.3       Certificate of Incorporation; Bylaws...............       2
1.4       Directors and Officers.............................       2
1.5       Definitions........................................       2

               ARTICLE II.  CONVERSION OF SHARES IN THE MERGER
               -----------------------------------------------

2.1       Terms of Merger....................................       8
2.2       Payment for Shares.................................       9

                      ARTICLE III. REPRESENTATIONS AND
                          WARRANTIES OF THE COMPANY
                          -------------------------

3.1       Organization, Standing and Power...................      10
3.2       Capitalization.....................................      11
3.3       Subsidiaries.......................................      12
3.4       Company Financial Statements; Absence of
             Liabilities.....................................      12
3.5       Authority of the Company; No Violation.............      13
3.6       Insurance..........................................      14
3.7       Books and Records..................................      14
3.8       Title to Assets....................................      14
3.9       Real Properties....................................      15
3.10      Litigation.........................................      15
3.11      Taxes..............................................      15
3.12      Compliance with Applicable Laws; Company Permits...      17
3.13      Performance of Obligations.........................      18
3.14      Employees..........................................      18
3.15      Material Contracts.................................      18
3.16      Absence of Certain Changes.........................      20
3.17      Loans and Investments..............................      21
3.18      Intellectual Properties............................      22
3.19      Company Benefit Plans..............................      22
3.20      Regulatory Approvals...............................      24
3.21      Company SEC Reports................................      24
3.22      Environmental Conditions...........................      25
3.23      Proxy Statement....................................      25
3.24      Insider Interests..................................      26
3.25      Fairness Opinion...................................      26
3.26      Brokers and Finders................................      26
3.27      Accuracy of Information Furnished..................      26

                       ARTICLE IV. REPRESENTATIONS AND
                           WARRANTIES OF STANDARD
                           ----------------------

4.1       Organization, Standing and Power...................      27
4.2       Authority of Standard; No Violation................      27
4.3       Regulatory Approvals...............................      28
4.4       Compliance with Applicable Law.....................      28
4.5       Litigation.........................................      28
4.6       Necessary Capital..................................      28
4.7       Proxy Statement....................................      29
4.8       Accuracy of Information Furnished..................      29

               ARTICLE V. ADDITIONAL COVENANTS AND AGREEMENTS
               ----------------------------------------------

5.1       Conduct of Business by the Company.................      30
5.2       Filings and Approvals..............................      34
5.3       Securities Reports.................................      34
5.4       Acquisition Transactions...........................      35
5.5       Notification of Certain Matters....................      35
5.6       Access to Information; Confidentiality.............      36
5.7       Stockholder Approval...............................      37
5.8       Resolution of Company Benefit Plans................      38
5.9       Company Stock Options..............................      40
5.10      Indemnification....................................      40
5.11      Employment of Certain Persons; Director Matters....      42
5.12      Further Assurances; Form of Transaction............      42
5.13      Environmental Matters..............................      43
5.14      WARN Act...........................................      44
5.15      Action by MergerSub................................      44
5.16      Conduct of Business by Standard...................       44
5.17      Dividend During Closing Quarter....................      45

                           ARTICLE VI. CONDITIONS
                           ----------------------

6.1       Conditions to Obligations of Each Party............      46
6.2       Additional Conditions to Obligations
          of Company ........................................      46
6.3       Additional Conditions to Obligation of Standard ...      47

               ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER
               ----------------------------------------------

7.1       Termination........................................      49
7.2       Effect of Termination..............................      50

                      ARTICLE VIII. GENERAL PROVISIONS
                      --------------------------------

8.1       Publicity..........................................      52
8.2       Expenses...........................................      52
8.3       Survival...........................................      52
8.4       Notices............................................      53
8.5       Amendment..........................................      53
8.6       Waiver.............................................      53

8.7       Interpretation.....................................      54
8.8       Severability.......................................      54
8.9       Miscellaneous......................................      54
8.10      Counterparts.......................................      54

SIGNATURES...................................................      55

Schedule 3.6  - Insurance
Schedule 3.9  - Real Properties
Schedule 3.10 - Litigation
Schedule 3.11 - Tax Matters
Schedule 3.12 - Licenses and Permits
Schedule 3.14 - Employee Matters
Schedule 3.15 - Material Contracts
Schedule 3.16 - Certain Changes since March 31, 1995
Schedule 3.17 - Classified Loans
Schedule 3.18 - Intellectual Properties
Schedule 3.19 - Company Benefit Plans
Schedule 3.22 - Environmental Matters
Schedule 3.24 - Insider Interests

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into on December 14, 1995, by and among STANDARD FEDERAL BANCORPORATION, INC., a Michigan corporation ("Standard"), BSB ACQUISITION CORP., a Delaware corporation that is a wholly-owned subsidiary of Standard ("MergerSub"), and BELL BANCORP, INC., a Delaware corporation (the "Company").

         Standard and the Company desire to have MergerSub merge with and into the Company (the "Merger"), as the result of which the Company will be the surviving corporate entity, with the Merger to be upon the terms and subject to the conditions set forth herein. The Boards of Directors of Standard, MergerSub and the Company have each duly approved this Agreement. Upon effectiveness of the Merger and immediately thereafter, the Company will carry out its complete liquidation by merging with and into Standard (with Standard being the surviving corporation), subject to all required governmental approvals. Simultaneously with the execution hereof, the Company and Standard have entered into the Option Agreement. Capitalized terms used herein shall have the meanings given to them in Section 1.5 hereof.

         In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, Standard and the Company agree as follows:


            ARTICLE I.  MERGER; CLOSING; EFFECTIVE TIME; DEFINITIONS


         1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, including the receipt of all requisite regulatory and stockholder approvals, the Company and MergerSub shall consummate the Merger in which (i) MergerSub shall be merged with and into the Company and the separate corporate existence of MergerSub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall become a wholly-owned subsidiary of Standard and (iii) the Company shall continue to be governed by the laws of the State of Delaware with all its rights, privileges, powers and franchises unaffected by the Merger. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law ("DGCL").

         (b) Immediately following the Merger, Standard shall cause the complete liquidation of the Company by merging the Company with and into Standard and the separate corporate existence of the Company shall thereupon cease. As the result of such merger, Standard shall be the surviving corporation in and shall continue to be governed by the laws of the State of

Michigan, with all its rights, privileges, powers and franchises unaffected by such merger. Such merger shall have the effects set forth in Section 724 of the Michigan Business Corporation Act and Section 259 of the DGCL.

         (c) The Company will cooperate in the preparation by Standard and PFB of such applications to the OTS and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated hereby. Standard and the Company will each cooperate in the preparation of such applications, statements or materials as may be required to be furnished to the stockholders of the Company or filed or submitted to appropriate governmental agencies in connection with the Merger and with solicitation of the approval by stockholders of the Company in respect thereof.

         1.2 Closing; Effective Time. The Closing of the Merger shall take place in 1996 on a Friday selected by Standard and within twenty (20) calendar days after the last of the conditions set forth in Sections 6.1(a), 6.1(b) and 6.2(e) has been fulfilled, at the main office of Standard in Troy, Michigan, on a date and at a time to be mutually agreed upon by the parties. The Merger shall become effective upon the filing, on the day of Closing or as soon thereafter as is practicable, of a certificate of merger by the surviving corporation as provided in the DGCL, or at such time thereafter as Standard and the Company may agree upon in writing to provide in such certificate of merger.

         1.3 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and Bylaws, respectively, of the surviving corporation.

         1.4 Directors and Officers. The directors and officers of MergerSub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the surviving corporation until their successors have been duly elected or appointed in accordance with the Bylaws of the surviving corporation.

         1.5 Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.5:

         "Acquisition Transaction" means (i) a bona fide tender or exchange offer for at least 20% of the then outstanding shares of any class of capital stock of the Company by any Person other than Standard or an Affiliate of Standard, (ii) a merger, consolidation or other business combination with the

Company or the Association involving any Person other than Standard or an Affiliate of Standard, (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, including stock of any of the Company's subsidiaries, to any Person other than Standard or an Affiliate of Standard, (iv) the acquisition by any Person (other than Standard or an Affiliate of Standard or any of the Company's subsidiaries in a fiduciary capacity for third parties) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act, but including any shares that may be acquired pursuant to the exercise of any right, option, warrant or other agreement regardless of when such exercise may occur) of 20% or more of the then outstanding shares of any class of capital stock of the Company, including shares of capital stock currently owned by such Person, (v) any reclassification of securities or recapitalization of the Company or other similar transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security, including securities convertible into equity securities, of the Company which is owned by any Person other than Standard or an Affiliate of Standard, (vi) a public proxy or consent solicitation made to stockholders of the Company seeking proxies or consents in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company, (vii) the filing of an application or notice with the FDIC, the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions described in clauses (i) through (vi) above, or (viii) the making of a bona fide proposal to the Company or its stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions described in clauses
(i) through (vi) above;

         "Affiliate" of, or a person "Affiliated" with, a specific person is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

         "Association" means Bell Federal Savings and Loan Association, a federally-chartered stock savings association that is wholly-owned by the Company, with its principal office at 79 West Monroe Street, Chicago, Illinois 60603;

         "Benefits Letter" means the letter agreement of even date herewith between Standard and the Company which is referred to in Section 5.8 hereof;

         "Closing" means the performance by the parties of all of the conditions set forth in Article VI, which shall take place as provided in
Section 1.2;

         "Code" means the Internal Revenue Code of 1986, as amended;

         "Company Benefit Plans" means the plans, programs, arrangements and agreements described in Section 3.19(a);

         "Company Certificate" means a stock certificate evidencing ownership of shares of Company Common Stock;

         "Company Common Stock" means the common stock, par value $0.01 per share, of the Company;

         "Company Incentive Plans" means the Bell Bancorp, Inc. 1991 Incentive Stock Option Plan and the Bell Bancorp, Inc. 1991 Stock Option Plan for Outside Directors, as amended;

         "Company SEC Reports" shall have the meaning given to such term in
Section 3.21 hereof;

         "Company Financial Statements" means the audited consolidated financial statements of the Company contained, or incorporated by reference, in the Company's Annual Report on Form 10-K for the year ended March 31, 1995, as filed with the SEC, and as updated by the unaudited consolidated financial statements of the Company included as a part of the Company's Quarterly Reports on Form 10-Q filed with the SEC subsequent to March 31, 1995;

         "DGCL" means the Delaware General Corporation Law, as amended;

         "Director Recognition Plan" means the Bell Federal Savings and Loan Association 1991 Recognition and Retention Plan for Outside Directors;

         "Dissenting Share" means a share of Company Common Stock held by any person who properly exercises appraisal rights, if any, under the DGCL with respect to such share;

         "Effective Time" means the time at which the certificate of merger relating to the Merger to be filed pursuant to Section 1.2 hereof shall become effective in accordance with the DGCL;

         "Employee Recognition Plan" means the Bell Federal Savings and Loan Association Recognition and Retention Plan for Employees, as amended and restated November 19, 1992;

         "Environmental Laws" means any law, regulation, rule ordinance or similar requirement which governs or protects the environment, enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state;

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

         "ESOP" means the Bell Federal Savings and Loan Association Employee Stock Ownership Plan, as amended;

         "Exchange Agent" means Harris Trust and Savings Bank, as agent for the purpose of effectuating the exchange of Certificates for the Merger Consideration in accordance with Article II hereof;

         "FDIC" means the Federal Deposit Insurance Corporation;

         "FHLBI" means the Federal Home Loan Bank of Indianapolis;

         "FHLBC" means the Federal Home Loan Bank of Chicago;

         "Hazardous Materials" means any material or substance: (1) which is a "hazardous substance", "pollutant", or "contaminant" pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA")(42 U.S.C. 9601 et seq.), as amended, and the regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA")(42 U.S.C. 6901 et seq.), as amended, and the regulations promulgated thereunder; (4) containing asbestos; (5) which is radioactive; (6) the presence of which requires investigation or remediation under any Environmental Law; or (7) which is defined or identified as a "hazardous waste", "hazardous substance", "pollutant", "contaminant", or "biologically hazardous material" under any Environmental Law;

         "HOLA" means the federal Home Owners' Loan Act, as amended;

         "Immediate Family" means a person's spouse, parents, in-laws, children and siblings;

         "IRS" means the Internal Revenue Service;

         "knowledge" or "to the knowledge of" means to the actual knowledge of any senior executive officer of the Company or the Association;

         "Material Adverse Effect" means, with respect to an entity, any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse change on the business, operations, prospects, results of operations or financial condition of such entity on a consolidated basis, but shall not include (i) an adverse change with respect to, or effect on, such entity resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles, as such would apply to the financial statements of such entity and (ii) an adverse change with respect to, or effect on, such entity resulting from expenses incurred in connection with this Agreement or the transactions contemplated hereby;

         "Merger" means the merger of the Company with and into Standard pursuant to Article I hereof;

         "Merger Consideration" means the right to receive $37.50 in cash, into which shares of Company Common Stock shall be converted in the Merger pursuant to Section 2.1 hereof;

         "Mortgaged Premises" shall mean each (1) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to the Association a lien on or security interest in such real property interest and (2) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to the Association a lien thereon or security interest therein.

         "Non-Bank Subsidiaries" means Bell Savings Service Corporation, an Illinois corporation, and Bell Mortgage and Financial Services Co., an Illinois corporation;

         "Option Agreement" means that certain Option Agreement of even date herewith pursuant to which the Company has granted Standard the right to purchase from the Company shares of Company Common Stock, subject to certain conditions precedent, and has granted to Standard certain other rights;

         "OTS" means the Office of Thrift Supervision, an Office of the United States Department of the Treasury;

         "PBGC" means the Pension Benefit Guaranty Corporation'

         "Person" means any individual, corporation, association, partnership, joint venture, other entity, government or governmental department or agency;

         "Properties" means (1) the real estate owned or leased by the Company and its subsidiaries and used as a banking related facility; (2) other real estate owned ("REO") by the Association as defined by any federal or state financial institution regulatory agency with regulatory authority for the Association; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Association; (4) real estate that is held in trust for others by the Association; (5) real estate owned or leased by the Company, the Association or any Non-Bank Subsidiary or owned or leased by a partnership or joint venture in which the Company, the Association or any Non-Bank Subsidiary has an ownership interest; and (6) the Mortgaged Premises.

         "Proxy Statement" means the proxy statement to be used by the Company in connection with the solicitation by its Board of Directors of proxies for use at the meeting of its stockholders to be convened for the purpose of voting on the Merger, pursuant to Section 5.7 hereof;

         "SAIF" means the Savings Association Insurance Fund administered by the FDIC;

         "SEC" means the Securities and Exchange Commission;

         "SFB" means Standard Federal Bank, a federally chartered stock savings bank that is wholly-owned by Standard, with its principal office at 2600 West Big Beaver Road, Troy, Michigan.

         "1933 Act" means the Securities Act of 1933, as amended; and

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

                                   ARTICLE II

                       CONVERSION OF SHARES IN THE MERGER


         2.1     Terms of Merger.  Upon the Merger becoming effective:

         (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than Dissenting Shares and Company Common Stock owned by Standard, shall, ipso facto and without any action on the part of the holder thereof, become and be converted into the right to receive the Merger Consideration. Certificates representing outstanding Company Common Stock shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Standard. Each holder of Company Common Stock, upon surrender to the Exchange Agent, in proper form for cancellation, of the stock certificate or certificates representing such Company Common Stock, shall be entitled to receive a check from the Exchange Agent in an appropriate amount of Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate which represented issued and outstanding Company Common Stock shall be deemed for all purposes to evidence ownership of the Merger Consideration. After the Effective Time, there shall be no transfer on the stock transfer books of the Company of Company Common Stock. No interest shall accrue or be payable with respect to the Merger Consideration.

         (b) Each share of Company Common Stock issued and held by the Company in its treasury or owned of record by Standard or any subsidiary of Standard on the Effective Time of the Merger shall be cancelled and retired and no securities shall be issuable and no cash paid with respect thereto.

         (c) Each share of common stock of MergerSub issued and outstanding on the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, continue as one share of the common stock of the surviving corporation and all of such shares of common stock of the surviving corporation shall be owned by Standard. Outstanding certificates representing shares of common stock of MergerSub shall be deemed to represent an identical number of shares of common stock of the surviving corporation.

         (d) Each option granted under the Company Incentive Plans issued and outstanding immediately prior to the Effective Time shall ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Merger Consideration and the applicable option exercise price.

         (e) The holder of any Dissenting Share shall have the rights, subject to the limitations, provided by the DGCL.

         2.2 Payment for Shares. From time to time after the Effective Time, Standard shall make available or cause to be made available to the Exchange Agent amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Merger Consideration hereof to holders of the Company Common Stock issued and outstanding immediately prior to the Effective Time. As soon as practicable after the Effective Time, Standard shall cause to be mailed to each person (or delivered to each person who requests delivery) who was, at the Effective Time, a holder of record of issued and outstanding Company Common Stock, other than holders of Dissenting Shares, a form (mutually agreed to by Standard and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented such shares. Upon surrender to the Exchange Agent of such certificates (or such documentation as is acceptable to the Exchange Agent with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Exchange Agent shall promptly cause to be paid to the Persons entitled thereto a check in the amount to which such Persons are entitled, after giving effect to any required tax withholdings. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Standard or the Exchange Agent that such tax has been paid or is not applicable. One Hundred Eighty (180) days following the Effective Time, Standard shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing Company Common Stock outstanding at the Effective Time, and thereafter such holders shall be entitled to look to Standard only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. The Exchange Agent shall also deliver to Standard a certified list of the names and addresses of all former registered holders of Company Common Stock who have not then surrendered their certificates to receive the Merger Consideration to which they are entitled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of certificates formerly representing such shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Standard shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for Company Common Stock.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company represents and warrants to Standard that each of the following statements is true and correct on the date hereof:

         3.1     Organization, Standing and Power.

         (a) The Company is duly organized and existing as a corporation under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of the Company nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of Illinois and where the failure to be so licensed or qualified will not have a Material Adverse Effect on the Company. True and correct copies of the Company's Certificate of Incorporation and Bylaws, both as amended to the date hereof, have been delivered to Standard prior to the date hereof.

         (b) The Association is duly organized and existing as a federally chartered stock savings and loan association under HOLA and is authorized by the OTS to conduct a savings and loan business. The Association is a member of the FHLBC, and its deposits are insured by the SAIF in the manner and to the extent provided by law. The Association has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True and correct copies of the Association's Charter and Bylaws, both as amended to the date hereof, have been delivered to Standard prior to the date hereof.

         (c) Each Non-Bank Subsidiary is duly organized and existing as a corporation under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation in each other state or jurisdiction in which the ownership of property or the conduct of business requires such licensing or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. Each Non-Bank Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True and correct copies of the Certificate of Incorporation and Bylaws of each Non-Bank Subsidiary have been delivered to Standard prior to the execution of this Agreement.

         3.2     Capitalization.

         (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, par value $0.01 per share, of which 12,461,960 shares were issued, 9,153,199 shares were issued and outstanding, and 3,308,761 shares were held as treasury stock as of November 30, 1995, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is outstanding. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. Except for the option granted to Standard pursuant to the Option Agreement and except for stock options covering 814,557 shares of Common Stock granted pursuant to the Company Incentive Plans and outstanding on November 30, 1995, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Common Stock nor any securities convertible into such stock and the Company is not obligated to issue any additional shares of Company Common Stock or any additional options, warrants or other rights in or with respect to the unissued shares of Company Common Stock or any other securities convertible into Company Common Stock. The Company does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors ("Voting Debt"), nor does the Company have outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating the Company or any of its subsidiaries to issue or sell any Voting Debt. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of its capital stock.

         (b) The authorized capital stock of the Association consists of 35,000,000 shares of common stock, $1.00 par value each, all of which are issued and outstanding, and 15,000,000 shares of serial preferred stock, none of which is outstanding. All of the outstanding shares of the Association common stock are validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all liens and encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of the Association common stock nor any securities convertible into such stock and the Association is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of the Association's common stock or any other securities convertible into such common stock.

         (c) All of the outstanding shares of common stock of each Non-Bank Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or the Association, free and clear of all liens and encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of each Non-Bank Subsidiary's common stock nor any securities convertible into such stock and no Non-Bank Subsidiary is obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such common stock.

         3.3 Subsidiaries. Except for the Association and the Non-Bank Subsidiaries, and except for stock held in the FHLBC and equity interests obtained upon the exercise of creditors rights in the usual course of its business or held as collateral against extensions of credit or held in escrow for safekeeping, neither the Company nor the Association owns or holds, directly or indirectly, any equity interests in any Person that are not readily marketable on a nationally recognized exchange.

         3.4 Company Financial Statements; Absence of Liabilities. (a) There have been delivered by the Company to Standard copies of the Company Financial Statements. The Company Financial Statements: (i) fairly present the consolidated financial condition of the Company and its subsidiaries as of the respective dates indicated and its consolidated results of operations and the consolidated changes in its stockholders' equity and cash flows for the respective periods indicated, except for the unaudited consolidated financial statements of the Company and its subsidiaries, which are subject to normal year-end adjustments; (ii) have been prepared in accordance with generally accepted accounting principles; (iii) are based on the books and records of the Company and its subsidiaries; and (iv) contain and reflect reserves for all material accrued liabilities as of the date thereof and for all reasonably anticipated losses as of the date thereof, including (but not limited to) adequate reserves for reasonably anticipated loan losses and losses.

         (b) The Company has no liabilities or obligations, either accrued or contingent, which are material to it and which have not been reflected or disclosed in the Company Financial Statements other than liabilities and obligations incurred subsequent to March 31, 1995 in the ordinary course of business or as set forth on any Schedule hereto. The Company does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that might result in or cause a material adverse change in the financial condition of the Company which is not fairly reflected in the Company Financial Statements or in the Company SEC Reports (including the accompanying financial statements thereto) filed with the SEC subsequent to the filing of the Company's most recent Annual Report on Form 10-K.

         3.5 Authority of the Company; No Violation. (a) The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to approval by the requisite majority of its stockholders and an amendment to Article Fourth, Section C, of the Company's Certificate of Incorporation to permit the transactions contemplated hereby, to consummate the Merger and the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than as described in the immediately preceding sentence), and this Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law. All of the conditions specified in either paragraph 1 or paragraph 2 of Article EIGHTH, Section B of the Company's Certificate of Incorporation have been met and approval of this Agreement and the Merger by the stockholders of the Company requires only the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the meeting of stockholders to be held pursuant to Section 5.7 hereof.

         (b) Neither the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities (other than the options currently outstanding under the Company Incentive Plans and shares of Company Common Stock currently outstanding but subject to restrictions under the Employee Recognition Plan and the Director Recognition Plan) or assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which the Company or the Association is a party, or by which the Company or the Association or any of their respective properties or assets is bound, if in any such circumstances such event could have a Material Adverse Effect on the Company or materially impair the Company's ability to perform its obligations hereunder; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Association or any of their respective properties or assets, the result of which could have a Material Adverse

Effect on the Company or materially impair the Company's ability to perform its obligations hereunder. No consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of the Company, and no consent of, approval of or notice to or filing with any other Person is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (A) the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, (B) the amendment of Article Fourth, Section C, of the Company's Certificate of Incorporation and (C) such approvals of the OTS and any other governmental authorities having jurisdiction that are required by law or regulation to consummate the transactions contemplated by this Agreement;

         3.6 Insurance. The Company and the Association have in full force and effect policies of insurance (including, without limitation, a blanket bond, fire, third party liability, use and occupancy) with respect to their assets and business against such casualties and contingencies and in such amounts, types and forms as are appropriate for their business, operations, properties and assets and usual and customary in the industry of which they are a part. Set forth in Schedule 3.6 hereto is a list of all policies of insurance carried and owned by the Company and the Association, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered or made available to Standard prior to the date hereof a copy of each such policy of insurance.

         3.7 Books and Records. The minute books of the Company and the Association contain true and accurate records of all meetings and actions taken by their Boards of Directors, any committee thereof and their stockholders, and the books and records of the Company and the Association truly and accurately reflect in all material aspects their business and affairs.

         3.8 Title to Assets. The Company and the Association have good and marketable title to all material properties and assets, other than real property, owned or stated to be owned by them, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except for: (a) encumbrances reflected in the Company Financial Statements or described in the notes thereto; (b) liens for current taxes not yet due; (c) liens incurred in the ordinary course of business; or (d) encumbrances, if any, which are not substantial in character, amount or extent or which do not materially detract from the value, or interfere with present use of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of the Company or the Association.

         3.9 Real Properties. Schedule 3.9 hereto contains a list of real properties owned or leased by the Company or the Association and contains, among other things, an accurate summary of all material commitments which the Company or the Association have to improve real estate owned by them. True, correct and complete copies of all leases in which the Company or the Association is either a lessor or a lessee and which are listed or referred to in Schedule 3.9 have been delivered to Standard prior to the date hereof. The Company and the Association have good and marketable title to all the real properties, and valid leasehold interests in the leaseholds, described in
Schedule 3.9, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, co-lessees or sublessees in such matters which are reflected in the lease; (b) current taxes not yet due and payable; (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) except as described in Schedule 3.9.

         3.10 Litigation. Except as set forth on Schedule 3.10, there is no private or governmental suit, claim, action or proceeding (arbitral or otherwise) pending or, to the knowledge of the Company, threatened against the Company or the Association which, if adversely determined, may involve a payment by the Company or the Association of more than $100,000 in excess of available insurance coverage, or which involve a demand for equitable relief, or against any of their respective directors or officers relating to the performance of their duties in such capacities that may have a Material Adverse Effect on the Company or on the transactions contemplated hereby. Except as set forth on Schedule 3.10, there are no material judgments, decrees, stipulations or orders against the Company or the Association enjoining them or any of their directors or officers in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. The Company has delivered to Standard summary reports of its attorneys, dated on or after March 31, 1995, on all pending litigation to which the Company, the Association or any of their directors or officers is a party and which names the Company, the Association or any of their directors or officers as a defendant or cross-defendant and prays for damages or such other remedy or remedies that, if sustained, could have a Material Adverse Effect on the Company or which could impair the ability of the Company to perform its obligations hereunder.

         3.11 Taxes. The Company has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. The Company has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing to the extent such amounts are due. The tax and audit positions taken by the Company in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of the Company and, to the extent required by generally accepted accounting procedures, reflected in the Company Financial Statements, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by the Company Financial Statements and for all prior periods. The IRS has examined, or the statute of limitations has expired with respect to, the federal tax returns of the Company and the Association (to the extent not filed as part of a consolidated return of the Company) for all taxable years ending prior to and including March 31, 1987. Schedule 3.11 hereto sets forth (a) the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of the Company; (b) a complete list of each year for which any federal, state, or local or foreign tax authority has obtained or has requested an extension of the statute of limitations from the Company and lists each tax case of the Company currently pending in audit, at the administrative appeals level or in litigation; and (c) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to the Company within the last 12 months.
Schedule 3.11 also identifies any examination by taxing authorities of the federal or state tax returns of the Company or its subsidiaries which have taken place since January 1, 1992, and which have not been closed and completed without unresolved matters. To the knowledge of the Company, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Schedule
3.11. All taxes which the Company or the Association has been required to collect or withhold (other than backup withholdings pursuant to Section 3406 of the Code) have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. With respect to backup withholdings, the Company and the Association have exercised the degree of care required under Section 6724 of the Code to avoid the imposition of any penalties for failure to obtain certified and correct taxpayer identification numbers from payees or for failure to make backup withholdings.

         (b) Set forth on Schedule 3.11 is a complete list of all material tax elections made by the Company or the Association on any income tax return filed during the past five years which have the effect of deferring the realization of an item of income to a period after the period for which such item of income was reported on the Company's or the Association's financial statements, or accelerating an item of deduction to a period prior to the period for which the corresponding item of loss or expense was reported on the Company's or the Association's financial statements. Neither the Company nor the Association is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement other than as described in Schedule 3.11. There are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company or the Association. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code ("Affiliated Group"), other than as a common parent corporation, and the Association has never been a member of an Affiliated Group except where the Company or the Association was the common parent of the Affiliated Group. Except as set forth on Schedule 3.11, neither the Company nor the Association is a party to any current agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         3.12 Compliance with Applicable Laws; Company Permits. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are necessary for the operation of the businesses of the Company and its subsidiaries (the "Company Permits"), except for Company Permits the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All of the Company Permits are listed in Schedule 3.12 hereto. The Association is an approved seller-servicer for the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA") and the Federal National Mortgage Association ("FNMA") and as such holds all necessary permits, authorizations or approvals of FHLMC and FNMA necessary to carry on a mortgage banking business with such governmental agencies. The Association is qualified to originate loans insured by the Federal Housing Administration, the Department of Housing and Urban Development and the Veteran's Administration. The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No investigation by any governmental entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which will not have a Material Adverse Effect on the Company.

         3.13 Performance of Obligations. The Company and the Association have performed in all material respects all material obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, loan servicing agreement or arrangement, indenture or any other covenant to which they are a party, are subject or are otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect on Company. Except for loans and leases made by the Company or the Association in the ordinary course of business, to the knowledge of the Company, no party with whom the Company or the Association has an agreement which is of material importance to the business of the Company or the Association is in default thereunder.

         3.14 Employees. Except as set forth on Schedule 3.14, there are no controversies pending or threatened between, or related to, the Company or the Association and any of their employees which could have consequences that may reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations hereunder. Except as disclosed in the Company Financial Statements or as set forth on Schedule 3.14, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on its books in accordance with generally accepted accounting principles. Neither the Company nor the Association is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

         3.15 Material Contracts. Except as described in Schedule 3.15 hereto, neither the Company nor the Association is a party to any agreement or understanding described below:

                 (a) any commitment made to the Company or the Association permitting it to borrow money, any letter of credit, any pledge, any security agreement, any lease (excluding leases of real property listed in Schedule 3.9 hereto), any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $100,000 as to which the Company or the Association is a debtor, pledgor, lessee or obligor;

                 (b) any agreement or understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationships involving payments that may exceed $100,000 annually;

                 (c) any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement or any other employee benefit plan or any plan, agreement, contract, authorization or arrangement pursuant to which any Person is or will become entitled to any benefit upon a change in control of the Company or the Association;

                 (d)      any written correspondent banking contracts;

                 (e) any agreement or understanding (i) for the sale of its assets in excess of $100,000 outside of the ordinary course of business,
(ii) for the grant of any preferential right to purchase any of its assets, properties or rights in excess of $100,000 or (iii) which requires the consent of any third party to the transfer and assignment of any assets, properties or rights in excess of $100,000;

                 (f) any agreement or understanding which obligates the Company or the Association for a period in excess of one year, which has a value in excess of $100,000, to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty on not more than 30 days notice;

                 (g) any agreement or understanding for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $100,000;

                 (h) any agreement or understanding entered into subsequent to June 30, 1995, to make a loan not yet fully disbursed or funded as of September 30, 1995, to any Person, wherein the undisbursed or unfunded amount exceeds $250,000;

                 (i) any agreement or understanding of any kind, except for deposit relationships or loans made prior to April 1, 1995, with any current director or officer of the Company or the Association or with any Affiliate or any member of the Immediate Family of any such director or officer;

                 (j) any agreement or understanding for the employment of any officer or employee which is not by its terms, terminable by the Company or the Association without liability on not more than 30 days notice, including any employee manual or policy which may be construed under applicable law to grant employment rights or any agreement implied by law or any agreement providing for severance benefits;

                 (k) any material agreement or understanding which would be terminable by any other party other than the Company or the Association as a result of the consummation of the transactions contemplated by this Agreement;

                 (l) any loan participation agreement with any other Person entered into subsequent to April 1, 1995, in excess of $250,000 and on the books at September 30, 1995; and

                 (m) any agreement or understanding not otherwise disclosed or excepted pursuant to this Section 3.15 with an aggregate value in excess of $250,000 which is material to the financial condition, results of operations, prospects, assets or business of the Company and the Association, taken as a whole.

True and correct copies of all documents identified in Schedule 3.15 have been delivered to Standard prior to the date hereof.

         3.16 Absence of Certain Changes. Except as set forth in Schedule 3.16, since March 31, 1995, the business of the Company and the Association has been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been:

                 (a) any change in the financial condition, results of operations, prospects or business of the Company and the Association, taken as a whole, which has been materially adverse;

                 (b) any damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate which has had a Material Adverse Effect on the Company;

                 (c) any material contract, agreement, license or understanding which the Company or the Association has entered into or to which the Company or the Association is a party which has been terminated or amended other than in the ordinary course of business, which termination or amendment would have a Material Adverse Effect on the Company;

                 (d) except for supplies or equipment purchased in the ordinary course of business, any capital expenditure exceeding individually or in the aggregate $100,000;

                 (e) any labor trouble, dispute or problem of any character involving employees having a Material Adverse Effect on the Company;

                 (f) any change in accounting methods or practices by the Company or the Association, except as required by the rules of the American Institute of Certified Public Accountants ("AICPA"), the Financial Accounting Standards Board ("FASB"), applicable governmental authorities or generally accepted accounting principles;

                 (g) any write-down in excess of $100,000 by the Association of any of its loans or other real estate owned which are not reflected in the Company's statement of financial condition as of September 30, 1995;

                 (h) any increase in the salary schedule, compensation, rate, fee or commission of the Company or Association employees, officers or directors, or the declaration, commitment or obligation of any kind for the payment by the Company or the Association of a bonus or other additional salary, compensation, fee or commission to any Person, except increases made in the ordinary course of business and consistent with past practices and increases required under or specifically contemplated by employment agreements disclosed on Schedule 3.15;

                 (i) any sale, assignment or transfer of any assets in excess of $100,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed on Schedule 3.15;

                 (j) any mortgage, pledge or encumbrance of any asset of the Company other than liens for taxes not yet due, except in the ordinary course of business and except as set forth in Sections 3.8 and 3.9 hereof;

                 (k) any waiver or release of any material right or claim of the Company or the Association except in the ordinary course of business, including, but not limited to, loan or lease collection actions; and

                 (l) except for the declaration or payment of regular quarterly cash dividends not in excess of $0.1125 per share of Company Common Stock, any declaration, setting aside or payment of any dividend or distribution with respect to the Company Common Stock or the issuance of any shares of Company Common Stock or any other securities of the Company, except for stock options granted pursuant to the Company Incentive Plans and shares issued upon exercise thereof and shares issued pursuant to the Employee Recognition Plan.

         3.17 Loans and Investments. To the knowledge of the Company, all loans and investments of the Association are legal and enforceable in accordance with the terms thereof, except as may be limited by any bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally or by
the exercise of judicial discretion.    Except as set forth in Schedule 3.17
hereto, no loans or investments held by the Company or the Association with outstanding principal balances in excess of $250,000 are as of September 30, 1995 (a) more than 90 days past due with respect to any scheduled payment of principal or interest, (b) classified as "loss," "doubtful," "substandard" or "special mention" by any federal regulators or by the Company's or the Association's internal credit review system, (c) on a non-accrual status in accordance with the Company's or the Association's loan review procedures; or (d) "renegotiated loans," as that term is defined in Financial Accounting Standards No. 15.

         3.18 Intellectual Properties. Schedule 3.18 hereto sets forth a complete and correct list of all United States trademarks, trade names, service marks and copyrights owned by the Company or the Association, and all licenses and other agreements relating thereto and all agreements relating to third party Intellectual Property that the Company or the Association is licensed or authorized to use (collectively, the "Intellectual Property"). With respect to each item of Intellectual Property owned by the Company or the Association, the Company or the Association possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that the Company or the Association is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by any party thereto. Neither the Company nor the Association has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or the Association must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor the Association has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or the Association.

         3.19 Company Benefit Plans. (a) Schedule 3.19 hereto contains a true and correct list of (i) every employee benefit plan within the meaning of
Section 3(3) of ERISA maintained by the Company or the Association for any employee, or to which the Company or the Association is required to contribute pursuant to any collective bargaining agreement to which either of them is a party or by which either of them is bound, (ii) all written bonus, percentage compensation, stock purchase and stock option plans, to which the Company or the Association is a party or is subject, (iii) all group insurance programs in effect for employees of the Company or the Association not included in (i) above, and (iv) any other material bonus, profit-sharing, retirement, insurance, death, or other programs or plans not disclosed pursuant to (i),
(ii) or (iii) above. The Company has furnished to Standard true and complete copies of all benefit plans referred to in (i) to (iv) above, as well as any summary plan description for such benefit plans and, if applicable, the most recent actuarial valuation for such benefit plans. All expenses associated with such benefit plans which were incurred during the fiscal year ended March 31, 1995, have been accrued on the books of the Company in accordance with generally accepted accounting principles and are reflected in the Company Financial Statements.

         (b) Each employee benefit plan listed in Schedule 3.19 which is a pension benefit plan within the meaning of Section 3(2) of ERISA has been duly authorized and adopted by the Board of Directors of the Company and/or the Association. With respect to all such employee pension benefit plans, the Company and/or the Association is in compliance with the requirements prescribed by all statutes, governmental or court orders, governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. Subject to extensions of time for approval as permitted under Code Section 401(b) and applicable IRS pronouncements, each such pension benefit plan has been determined by the Internal Revenue Service to be a qualified plan under Section 401(a) and exempt from tax under Section 501(a) of the Code, respectively. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to plan participants or beneficiaries has been distributed. Minimum funding standards have been met for each year to which Section 302 of ERISA or Section 412 of the Code was applicable and no waiver of minimum funding standards has been requested for any such year with regard to any employee pension benefit plan. The present value of all accrued benefits under each plan did not, as of the latest valuation date immediately preceding the date of this Agreement, exceed the then current value of the assets of such plan allocable to such accrued benefits, based upon the actuarial assumptions used for such plan. No condition exists that could constitute grounds for termination of any employee pension plan under Section 4042 of ERISA. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred or exists with respect to any of such plans which could subject any of such plans to liability under Sections 409 or 502 of ERISA or Section 4975 of the Code which would have a Material Adverse Effect on the Company or which would adversely affect the qualified status of such plans. No "reportable event", as defined in ERISA, has occurred with respect to any plan which would have a Material Adverse Effect on the Company. To the extent applicable, all costs of the plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices.

         (c) The Company has furnished to Standard for each of the pension benefit plans, where applicable, (i) a copy of the Form 5500 which was filed in each of the most recent three plan years, including, without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the IRS; (iii) the Statement of Assets and Liabilities as of the most recent valuation date; and (iv) the Statement of Changes in Fund Balance and Financial Position or the Statement of Changes in Net Assets Available for Benefits under each of said plans for the most recently ended plan year. The documents referred to in subsections (iii) and
(iv) fairly present the financial condition of each such plan as of such dates and the results of operations of each such plan.

         (d) With respect to any "employee welfare plan" as defined in ERISA Section 3(1), and except as disclosed on Schedule 3.19, (i) there are no retiree benefits provided or payable, (ii) each plan that is a "group health plan" (as defined in Code Section 5000(b)(1)) complies and in each case has complied in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Sections 4980(B) (commencing on January 1, 1989), and (iii) subject to reasonable notice requirements that may exist within plans, each plan that covers current and former employees may be amended or terminated at any time by the Company or its successor on or at any time after the Effective Time.

         (e) Each employee welfare plan disclosed on Schedule 3.19 (i) has been duly adopted and maintained in all respects in accordance with its respective provisions, and (ii) has complied and is in compliance in all respects with the applicable provisions of law, including the requirements of ERISA, and the Code and the regulations promulgated thereunder by the IRS and the United States Department of Labor. With respect to each such welfare plan, all government reports and filings required by law have been properly and timely filed and all information required to be distributed to plan participants and beneficiaries has been distributed, and all contributions required thereunder have been made in a timely fashion.

         3.20 Regulatory Approvals. To the knowledge of the Company, no fact or condition exists which the Company has reason to believe will prevent it or Standard from obtaining approval of the OTS to consummate the Merger.

         3.21 Company SEC Reports. The Company has filed on a timely basis all proxy statements, reports and other documents required to be filed by it under the 1934 Act after April 1, 1994 (collectively, the "Company SEC Reports"), and the Company has furnished Standard copies of its Annual Report on Form 10-K for the fiscal year ended March 31, 1995, and all quarterly and periodic reports and proxy statements filed under the 1934 Act by the Company after such date, each as filed with the SEC. Each Company SEC Report was in substantial compliance with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.22    Environmental Conditions.  (a)  Except as disclosed in
Schedule 3.22 hereto, to the best knowledge of the Company after such inquiry and investigation as the Company in its sole discretion deems appropriate, there are no present or past conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on the Company.

         (b) The Company, the Association and the Non-Bank Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Neither the Company, the Association, nor any Non-Bank Subsidiary has received notice of, nor to the best of their knowledge after such inquiry and investigation as the Company deems appropriate, are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Properties, which have or may have a Material Adverse Effect on the Company.

         (c) To the best knowledge of the Company after such inquiry and investigation as the Company in its sole discretion deems appropriate, no Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Material Adverse Effect on the Company.

         (d) To the best knowledge of the Company after such inquiry and investigation as the Company in its sole discretion deems appropriate, the Company, the Association and the Non-Bank Subsidiaries have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary under the Environmental Laws to conduct their present business, and such permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Standard or SFB.

         3.23 Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Company's Proxy Statement as of the time of its mailing and as of the time of the meeting of the Company's stockholders in connection therewith, and as amended or supplemented by the Company, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; in no event, however, shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Company's Proxy Statement made in reliance upon, and in conformity with, written information concerning Standard or MergerSub furnished by Standard specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder.

         3.24 Insider Interests. No officer or director of the Company or the Association or any affiliate of the Company, as defined in Section 23A of the Federal Reserve Act (12 U.S.C. Section 371c), has any loan, credit or other contractual arrangement outstanding with the Company or the Association which does not conform to applicable rules and regulations of the OTS and the Board of Governors of the Federal Reserve System. Except as disclosed on Schedule 3.24, no officer or director of the Company or the Association has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or the Association.

         3.25 Fairness Opinion. The Board of Directors of the Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

         3.26 Brokers and Finders. Except for the Company's agreement with Donaldson, Lufkin & Jenrette Securities Corporation, a copy of which has been furnished to Standard prior to the execution hereof, the Company is not a party to any agreement with any broker, finder or investment banker relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

         3.27 Accuracy of Information Furnished. The representations and warranties made by the Company in this Agreement and in any Schedules hereto furnished by the Company do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF STANDARD

         Standard hereby represents and warrants to the Company that each of the following statements is true and correct on the date hereof:

         4.1     Organization, Standing and Power.

         (a) Standard is duly organized and existing as a corporation under the laws of the State of Michigan and is registered with the OTS as a savings and loan holding company. Standard has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Standard nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of Michigan.

         (b) SFB is duly organized and existing as a federally chartered stock savings and loan association under HOLA and is authorized by the OTS to conduct a savings and loan business. SFB is a member of the FHLBI, and its deposits are insured by the SAIF in the manner and to the extent provided by law. SFB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

         4.2 Authority of Standard; No Violation. (a) Standard has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery by Standard of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Standard, and this Agreement has been duly executed and delivered by Standard and is a valid and binding obligation of Standard, enforceable in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law.

         (b) Neither the execution and delivery by Standard of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Standard with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Standard or SFB is a party, or by which Standard or SFB or any of their respective properties or assets is bound, if in any such circumstances such event could have a Material Adverse Effect to the business or financial condition of Standard or SFB or impair Standard's ability to perform its obligations hereunder; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Standard or SFB or any of their respective properties or assets, the result of which could have a Material Adverse Effect on Standard or impair Standard's ability to perform its obligations hereunder. No consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Standard, and no consent of, approval of or notice to or filing with any other Person is required in connection with the execution and delivery by Standard of this Agreement or the consummation by Standard of the transactions contemplated hereby, except such approvals of the OTS and any other governmental authorities having jurisdiction that are required by law or regulation to consummate the transactions contemplated by this Agreement.

         4.3 Regulatory Approvals. To the knowledge of Standard, no fact or condition exists which Standard has reason to believe will prevent it or the Company from obtaining approval of the OTS to consummate the Merger.

         4.4 Compliance with Applicable Law. Each of Standard and its subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Standard and its subsidiaries (other than where such default or non-compliance is not likely to result in a material limitation on the conduct of the business of Standard or SFB or is not likely to have a Material Adverse Effect on Standard), and Standard has not received notice of violation of, and does not know of any violations of, any of the above.

         4.5 Litigation. There is no private or governmental suit, claim, action or proceeding pending or threatened, or which reasonably should be expected to be commenced, against Standard, its subsidiaries or against any of their directors or officers that would impair the ability of Standard to perform its obligations hereunder.

         4.6 Necessary Capital. Standard has or will have at the Closing the necessary capital required by the regulations of the OTS to consummate the transactions contemplated by this

Agreement. At the Effective Time, Standard will have sufficient funds and capital resources to carry out its obligations under this Agreement.

         4.7 Proxy Statement. None of the information to be supplied by Standard for inclusion or incorporation by reference in the Proxy Statement as of the time of its mailing and as of the time of the meeting of the Company's stockholders in connection therewith, and as amended or supplemented by Standard, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder.

         4.8 Accuracy of Information Furnished. The representations and warranties made by Standard in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

         5.1 Conduct of Business by the Company. From the date of this Agreement to the Effective Time, the Company will operate its business and cause the Association to operate its business in the ordinary course and consistent with past practices. The Company will use all reasonable efforts to preserve intact the present business organizations of the Company, the Association and the Non-Bank Subsidiary and maintain in effect all licenses, permits and approvals of governmental authorities and agencies necessary for the conduct of its present business. Except as otherwise contemplated by this Agreement or as otherwise consented to or approved by Standard in writing, neither the Company, the Association nor the Non-Bank Subsidiary shall:

                 (a) issue, sell, purchase or redeem or commit to issue, sell, purchase or redeem any shares of its capital stock other than shares issued pursuant to the exercise of stock options outstanding on the date hereof and the conversion of outstanding restricted shares of Company Common Stock for unrestricted shares pursuant to the Employee Recognition Plan; or grant any options, warrants or rights to purchase shares of its common stock; or issue, sell or authorize the issuance or sale of securities of any kind convertible into or exchangeable for shares of its common stock; or declare, set aside or pay any dividend or make any distribution in respect of its capital stock other than regular quarterly cash dividends payable by the Company on dates consistent with dividend payment practices during 1995 not to exceed $0.1125 per share of Company Common Stock per quarter, except that the Association and the Non-Bank Subsidiary may pay dividends to the Company in amounts sufficient to enable the Company to pay its ordinary operating expenses and its accrued liabilities, including (but not limited to) litigation expenses and accounting, legal, printing, investment banking, environmental testing and regulatory application fees, expenses and costs relating to the transactions contemplated hereby;

                 (b) other than the amendment of Article Fourth, Section C of the Company's Certificate of Incorporation contemplated by Section
         3.5 hereof, amend its Certificate or Articles of Incorporation (in the case of the Company or the Non-Bank Subsidiary), Charter (in the case of the Association) or Bylaws or issue or agree to issue any additional shares of its capital stock or issue or create any warrants, obligations, subscriptions, options, convertible security, or other commitments under which additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury, except in connection with options previously granted under the Company Incentive Plans;

                 (c) make any general or unusual increase in compensation or rate of compensation payable or to become payable to hourly, salaried or commissioned employees or officers, except for those which are normal, reasonable and consistent with past practices or as required by or specifically provided for by contracts in existence as of the date hereof, nor enter into any written or oral employment agreement which by its terms cannot be terminated on thirty (30) days' notice or less without penalty;

                 (d) accrue, set aside, or pay to any officer or employee any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit, or other extraordinary compensation (except pursuant to pension, profit-sharing, bonus and other fringe benefit plans, agreements and arrangements presently in effect and in accordance with past practices) nor adopt or amend any employee benefit plan nor amend the ESOP except as contemplated by Section 5.8(c);

                 (e) commit to purchase, purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction;

                 (f) make any loan, loan commitment or renewal or extension thereof principally secured by real property located in the State of California to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by the Association to such Person and such Person's Immediate Family and Affiliates, exceed $250,000 or make any loan, loan commitment or renewal or extension thereof principally secured by real property located outside of the State of California to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by the Association to such Person and such Person's Immediate Family and Affiliates, exceed $500,000; provided, however, that this restriction shall not apply to
         (i) any renewals or advances on existing lines of credit or (ii) the renegotiation or restructuring of any problem or delinquent loan or
         (iii) the making of any residential mortgage loan made with adjustable rates of interest or any such loan with fixed rates of interest for which the Association has a prior commitment from an unaffiliated Person to purchase such loan; and provided, further, that Standard shall be deemed to have consented to any such loan or commitment if it has not objected thereto within five (5) business days after receiving written notice thereof;

                 (g) acquire any business entity, except as it relates to a foreclosure or other exercise of creditor's rights in the usual and ordinary course of its business;

                 (h) enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $250,000 in aggregate value (including, but not limited to, options or commodities or any tangible real or personal properties of the Company or the Association), except for the origination, purchase and sale of mortgage loans and loan participations and the purchase and sale of readily marketable investment securities in the ordinary course of business and consistent with past practices, and sales of real estate owned and other repossessed properties or acceptance of a deed in lieu of foreclosure;

                 (i) make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is, in excess of $250,000;

                 (j) file, withdraw, or fail to renew any applications for additional branches or to relocate operations from existing locations;

                 (k) create or incur any liabilities in excess of $100,000, other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with past practices or as contemplated or permitted by or in connection with this Agreement and the consummation of the Merger;

                 (l) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of the Company or the Association securing any obligation in excess of $100,000, except for pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits;

                 (m) make or become a party to any contract or commitment in excess of $100,000, or renew, extend, amend or modify any contract or commitment in excess of $100,000, except in the usual and ordinary course of business or as otherwise contemplated or permitted by this Agreement;

                 (n) discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or the Association to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $100,000, unless such discharge or satisfaction is covered by general or specific reserves;

                 (o) pay any obligation or liability, absolute or contingent, in excess of $100,000 except liabilities shown on the Company Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated hereby, or pay the principal owing on the ESOP Debt (as defined in Section 5.8) such that the ESOP Debt will be less than $1.9 million at the Effective Time;

                 (p) institute, settle or agree to settle any claim, action or proceeding involving an expenditure in excess of $100,000 before any court or governmental body;

                 (q) invest in any real estate, except for investments in real estate owned as a result of foreclosure or deed in lieu of foreclosure;

                 (r) enter into or amend any continuing contract or series of related contracts in excess of $100,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement;

                 (s) enter into or amend any contract, agreement or other transaction with any officer, director or principal stockholder of the Company or any Affiliate of such person on terms that are less favorable than could be obtained from an unrelated third party on an arms'-length basis;

                 (t) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for amendments to the compensation plan for certain employees of the Company, its subsidiaries previously disclosed to Standard and such changes as may be required in the opinion of management of the Company to respond to then current market or economic conditions or as may be required by the rules of the AICPA, the FASB or by applicable governmental authorities; or

                 (u) knowingly default in any material respect under any agreement or understanding to which the Company or the Association is a party, and which, individually or together with other agreements or understandings with respect to which a default exists, would have a Material Adverse Effect on the Company.

         5.2 Filings and Approvals. Each party will use all reasonable efforts and will cooperate with the other parties in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain regulatory approvals and consents from the OTS and any other applicable governmental or regulatory authorities for approval of the Merger contemplated by this Agreement, and provide copies of such applications, filings and related correspondence to the other parties. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other parties with a reasonable opportunity to review and comment on each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In addition, the parties will use all reasonable efforts and cooperate with each other to obtain any consents or waivers from third parties that Standard reasonably deems to be necessary under any contract or agreement to which the Company or the Association is a party in order to prevent any breach or default from arising thereunder; provided, however, that the failure to obtain any such consent or waiver shall not constitute a breach of a covenant hereunder or a failure to satisfy any condition precedent to either party's obligation to consummate the transactions contemplated hereby.

         5.3 Securities Reports. As soon as reasonably available, the Company shall deliver to Standard complete copies of all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed hereafter with the SEC pursuant to the 1934 Act. The financial statements contained in such reports will be prepared in accordance with generally accepted accounting principles consistently applied (except for changes required by applicable governmental authorities or by generally accepted accounting principles) and will present fairly the consolidated financial condition of the Company and the Association as of the dates indicated and for the periods then ended.

         5.4 Acquisition Transactions. The Company will not, and will use its best efforts to cause its subsidiaries and its and its subsidiaries' respective officers, directors, employees, agents and Affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any Person relating to any Acquisition Transaction, or participate in any negotiations in connection with or in furtherance of any Acquisition Transaction or permit any person other than Standard and its representatives to have any access to the facilities of, or furnish to any person other than Standard and its representatives any non-public information with respect to, the Company or any of its subsidiaries in connection with or in furtherance of any of the foregoing. The Company shall immediately provide to Standard telephone notice of any such proposal or offer and shall promptly provide Standard with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal. Notwithstanding anything contained herein to the contrary, nothing herein shall prohibit the Company, its directors and officers from taking any action otherwise prohibited by this
Section 5.4 if the Board of Directors of officers of the Company determines, after consultation with outside counsel, that it is necessary to take such action in order to fulfill their fiduciary duties to stockholders of the Company under the DGCL.

         5.5 Notification of Certain Matters. (a) Each party shall give prompt notice to the other parties of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

         (b) From time to time prior to the Effective Time, each party shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Schedule to the other parties pursuant hereto with respect to any matter hereafter arising which, in the good faith judgment of the disclosing party, would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to a party's representations and warranties contained in an updated Schedule shall be deemed to have modified the representations and warranties of the disclosing party, and no such supplement or amendment, or the information contained in an updated Schedule, shall constitute a breach of a representation or warranty of the disclosing party or affect the conditions and obligations of the receiving party to consummate the transactions contemplated hereby (except as set forth in the next following sentence). Within 20 days after receipt of such supplement or amendment (or if cure is promptly commenced by the disclosing party, but is not effected within the Cure Period (as defined below)), the receiving party may exercise its right to terminate this Agreement pursuant to Section 7.1(f) hereof if the information in such supplement or amendment together with the information in any or all of the supplements or amendments previously provided by the disclosing party indicate that the disclosing party, in good faith of the disclosing party, has suffered or is reasonably likely to suffer a Material Adverse Effect which either has not or cannot be cured within 30 days after disclosure to the receiving party (the "Cure Period").

         5.6 Access to Information; Confidentiality. (a) Between the date hereof and the Effective Time, the Company will afford, and will cause the Association to afford, to the officers, accountants, attorneys and authorized representatives of Standard and SFB reasonable access during normal business hours to the banking offices, personnel, advisors, consultants, properties, examination reports (subject to regulatory approval), contracts, commitments, books and records of the Company and the Association, whether such documents are located on the premises of the Company or elsewhere. The Company shall furnish Standard and SFB with all such statements (financial and otherwise), records, examination reports (to the extent permitted or authorized by the OTS) and documents or copies thereof, and other information concerning the business and affairs of the Company and the Association as Standard or SFB shall, from time to time reasonably request. The Company further agrees to cause its accountants, attorneys and such other persons as the parties shall mutually agree upon to fully cooperate with Standard and SFB and its representatives in connection with the right of access granted herein.

         (b) All information and documents to which Standard or SFB is given access pursuant hereto shall be subject to the Confidentiality Agreement executed between the parties dated October 31, 1995. All information furnished by the Company or the Association to Standard or SFB pursuant hereto shall be treated as the sole property of the Company or the Association until consummation of the Merger contemplated hereby and, if such Merger shall not occur, Standard and SFB shall return to the Company or the Association all documents or other materials containing, reflecting or referring to such information (and all copies thereof), shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned, but shall not apply to (i) any information which was already in the possession of Standard or SFB prior to disclosure thereof by the Company or the Association, (ii) information which was then generally known to the public, information which became known to the public through no fault of Standard or SFB or its agents, or (iii) information disclosed in accordance with an order of a court of competent jurisdiction.

         5.7 Stockholder Approval. The Company will take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable after the date of approval of this Agreement by the Board of Directors of the Company for the purpose of obtaining stockholder approval of this Agreement and the Merger; provided, however, that the Proxy Statement shall not be mailed to the holders of Company Common Stock until Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors of the Company for inclusion in the Proxy Statement an opinion to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view, dated the mailing date, in standard industry form with respect to transactions in this nature. The Proxy Statement will satisfy all requirements of the 1934 Act and the rules and regulations thereunder and will include a recommendation by the Board of Directors of the Company that the stockholders of the Company approve this Agreement and the Merger, provided such recommendation is consistent with the proper exercise of the fiduciary duties of such directors to the stockholders of the Company. Standard shall furnish such information concerning Standard and SFB as is necessary in order to cause the Proxy Statement, insofar as it relates to Standard, to be prepared in accordance with all applicable requirements of the 1934 Act and the rules and regulations thereunder.
Standard agrees promptly to advise the Company if at any time prior to such Company stockholder meeting any information provided by Standard in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide to the Company the information needed to correct such inaccuracy or omission.

         5.8 Resolution of Company Benefit Plans. The Company and Standard shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Standard and the Company prior to the Effective Time:

         (a) At the Effective Time, Standard or SFB shall be substituted for the Company or the Association as the sponsoring employer under those Company Benefit Plans with respect to which Company or the Association is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Company or Association with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Association shall be continued in effect by Standard or any SFB after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Standard or any applicable subsidiary of Standard under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall be limited by and otherwise comply with the terms of such plan and applicable law. The Company, the Association, Standard and SFB will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

         (b) After the Effective Time, Standard shall provide, or cause SFB to provide, to each employee of Company and any subsidiary of the Company as of the Effective Time ("Company Employees") (i) the opportunity to participate in each employee benefit plan and program maintained by Standard or SFB for similarly-situated employees (the "Standard Benefit Plans"), (ii) credit for service with the Company, the Association or the Non-Bank Subsidiaries thereunder and (iii) waiver of waiting periods and pre-existing condition exclusions under the Standard Benefit Plans, in accordance with the Benefits Letter. Nothing in the preceding sentence shall obligate Standard to provide or cause to be provided any benefits duplicative to those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Standard Benefit Plan which is a defined contribution "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Company Employees under the ESOP. Except as otherwise provided in this Agreement, the power of Standard or any Company or Standard Subsidiary to amend or terminate any benefit plan or program, including any Company

Benefit Plan shall not be altered or affected, but shall remain subject to any limitations provided in such plans or under applicable law.

         (c) From and after the date of this Agreement through the Effective Time, the Company and/or the Association may make such contributions to the ESOP as the Company may reasonably determine in order to maximize payment of the ESOP indebtedness (the "ESOP Debt") prior to the Effective Time; provided, however, that all such contributions shall be deductible by the Company or the Association under Section 404 of the Code; and provided, further, that the Company may amend the ESOP to provide that those Company Employees who are participants in the ESOP immediately prior to the Effective Time shall be entitled to receive an allocation of amounts attributable to such contributions made with respect to the plan year in which the Effective Time occurs. Pursuant to the terms of the ESOP, at the Effective Time (i) the ESOP shall terminate, (ii) all accounts under the ESOP shall be fully vested and nonforfeitable and (iii) the Merger Consideration received by the ESOP with respect to unallocated shares held in the suspense account thereunder shall be applied to repay in full the remaining balances of the ESOP Debt, and the amount of the Merger Consideration remaining in the suspense account after such repayment shall be allocated to the accounts of those Company Employees who are participants and beneficiaries and such other participants and beneficiaries, if any (such individuals are referred to hereafter as "ESOP Participants"), in accordance with the terms of the ESOP. As soon as practicable after the receipt of a letter from the IRS as to the tax qualified status of the ESOP upon its termination under Sections 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the ESOP shall be made to the ESOP Participants. From and after the date of this Agreement to the Effective Time, in anticipation of such termination and distribution, the Company and the Association, through a committee appointed by the Board of Directors of the Association prior to the Effective Time, shall use their best efforts to apply for and obtain a favorable Final Determination Letter from the IRS. In the event that the committee reasonably determines that the ESOP cannot obtain such a favorable Final Determination Letter, or that the amounts held in the ESOP cannot be so applied, allocated and distributed without causing the ESOP to lose its qualified status, the committee shall take such action as it may determine with respect to the distribution of benefits to the ESOP Participants while preserving such qualified status, provided that the assets of the ESOP shall be held or paid for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to the Company or any affiliate thereof, or to Standard or any affiliate thereof, or to Persons other than the ESOP Participants.

         (d) Immediately prior to the Effective Time, the Company shall terminate the Employee Recognition Plan and the Director Recognition Plan and any related trusts, whereupon all allocated shares of Company Common Stock shall be distributed to participants thereunder and all unallocated shares shall be returned to the Company and shall become unissued shares of treasury stock.

         (e) Standard and SFB agree to honor certain other Company Benefit Plans, and to provide severance benefits to eligible employees, as set forth in the Benefits Letter.

         5.9 Company Stock Options. The Company shall terminate the Company Incentive Plans and cancel and terminate each outstanding option thereunder, effective prior to the Effective Time. The Company shall use its best efforts to receive prior to the Effective Time a cancellation agreement from each option holder in form and substance satisfactory to Standard ("Cancellation Agreements"), acknowledging such cancellation and termination of options. The Cancellation Agreements shall provide that in consideration for the cancellation of such options, the Company shall pay to such holders, not more than two (2) days prior to the Effective Time, an amount (less any applicable withholding and employment taxes) equal to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the outstanding options held by such holder, multiplied by the number of shares of Company Common Stock covered by such options. All options held by a person who does not deliver a Cancellation Agreement to the Company prior to the Effective Time shall be converted as provided in Section 2.1(d) hereof, and Standard shall pay to such holders, not more than two (2) days after the receipt of a Cancellation Agreement, an amount (less any applicable withholding and employment taxes) equal to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the outstanding options held by such holder, multiplied by the number of shares of Company Common Stock covered by such options.

         5.10 Indemnification. From and after the Effective Time, Standard shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an officer or director of the Company or the Association (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in any settlement approved by Standard (whose approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or the Association, if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities") to the full extent permitted under applicable law (including, but not limited to, the DGCL and 12 C.F.R. 544.121) and the Certificate of Incorporation and Bylaws of Standard as in existence on the date of this Agreement. Without limiting the foregoing, in the event of a Claim against an Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Party or Parties may retain one firm of legal counsel reasonably satisfactory to Standard, (ii) after the Effective Time, Standard shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as statements therefor are received, and
(iii) after the Effective Time, Standard will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that Standard shall not be liable for any settlement of any Claim made without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of a Claim shall notify Standard (but the failure to so notify Standard shall not relieve it from any liability that Standard may have under this Section
5.10 unless such failure prejudices Standard's ability to defend such Claim) and shall deliver to Standard an undertaking to repay any payments advanced hereunder by Standard if it is ultimately determined that such person is not entitled to indemnification hereunder. Standard shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation and Bylaws, as in effect on the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) shall survive the Merger. The obligations of Standard under this Section 5.10 shall continue in full force and effect, without any amendment thereto, for a period of not less than five (5) years from the Effective Time; provided, however, that all rights to indemnification in respect to any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided, further, that nothing in this Section 5.10 shall be deemed to modify applicable law regarding indemnification of former officers and directors. For a period of three (3) years from and after the Effective Time, Standard will maintain, at its expense, the Company's and the Association's current insurance policy for directors' and officers' liability or an equivalent policy having terms and conditions no less favorable than those in effect on the date hereof for directors and officers of the Company, the Association and each Non-Bank Subsidiary who are covered by such current insurance policy. The obligations of Standard under this Section 5.11 are intended to benefit, and be enforceable against Standard directly by, an Indemnified Party and his or her heirs or representatives, and shall be binding on all respective successors of Standard.

         5.11 Employment of Certain Persons; Director Matters. At the Effective Time, Standard agrees to cause SFB to offer to employ each of Robert
G. Rowen and John C. Savio as officers of Standard and/or SFB on the terms and subject to the conditions set forth in letters of understanding of even date herewith. At the first meeting of the Board of Directors of Standard following the Effective Time, the Board of Directors of Standard shall take appropriate action to increase the number of Directors of Standard and of SFB by one and shall thereupon appoint Mr. Rowen to fill the vacancy created by such action on the Boards of Directors of both Standard and SFB, which appointment, in the case of Standard, shall be for a term expiring at the 1998 Annual Meeting of Stockholders of Standard. Standard agrees to cause SFB to establish an advisory board comprised of all current directors of the Company except Messrs. Rowen and Savio, for the purpose of consulting monthly with management of Standard concerning the operations of the Association's offices, and to maintain such advisory board for a period of at least one year following the Effective Time of the Merger. Standard will cause SFB to compensate members of such advisory board in the amount of $2,500 per month and to reimburse the members of such advisory board for reasonable expenses incurred in attending meetings, in accordance with the Company's current policy.

         5.12 Further Assurances; Form of Transaction. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         (b) If necessary to expedite the Closing of the Merger and any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby, provided that any such restructuring will not result in any change in the Merger Consideration.

         5.13 Environmental Matters. (a) Standard shall engage a mutually acceptable environmental consultant to conduct a preliminary environmental assessment ("Phase I") of each of the parcels of real estate used in the operation of the businesses of the Company and the Association and any other real estate owned by the Company or the Association, other than residential real property. Standard and the Company will use reasonable efforts to agree upon the consultant within five business days after the date hereof, and Standard will engage such consultant as soon as practicable after such agreement. The fees and expenses of the consultant with respect to the Phase I assessments shall be shared equally by Standard and the Company. Such consultant shall complete and deliver the Phase I assessments not later than 55 days after the date that the consultant is engaged. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which, if known by the Company to be existing on the date hereof may be contrary to the representations and warranties set forth in Section 3.22, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, recommendations as to any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations, and an estimate of the costs thereof.

         (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Standard and the Company, except that (i) Standard shall be entitled to cause to be performed such "Phase II" assessments as Standard shall reasonably request, in each case having a scope reasonable under the circumstances, taking into account among other things the recommendations set forth in the Phase I assessments and (ii) the Company shall bear the costs of any measures taken under this Section 5.13 other than as provided in paragraph
(a) above. Standard and the Company shall thereafter cooperate in the review, approval and implementation of all work plans. If the work plans or removal or remediation actions with respect to all Company Properties would entail an aggregate cost to complete that would be reasonably likely to exceed $3,000,000 in the aggregate, Standard and the Company shall discuss a mutually acceptable modification of this Agreement under the standards of fair dealing and objective good faith.

         (c) If (i) the parties are unable to agree upon a course of action for further investigation and remediation of all environmental conditions and/or issues raised by environmental assessments with respect to Company Properties and/or a mutually acceptable modification to this Agreement within 85 days after the consultant for the Phase I assessments is selected and (ii) the conditions and/or issues are not such that it can be determined to a reasonable degree of certainty that the risk and expense to which Standard or SFB would be subject as owner and/or operator of the Company Property involved can be quantified and limited to an amount that would not be reasonably likely to exceed $3,000,000 in the aggregate (including costs incurred by the Company or any of its subsidiaries prior to the Effective Time), then Standard may terminate this Agreement pursuant to Section 7.1(g) hereof.

         (d) During the period prior to the Effective Time, the Company shall cause each of its subsidiaries that proposes to acquire ownership or possession of any real property other than residential real properties, through foreclosure or repossession or otherwise, to conduct a Phase I environmental assessment of such real property and any further environmental investigation, sampling or analysis reasonably required to ensure that such subsidiary shall not acquire ownership or possession of real property that is likely to cause the subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of such property.

         5.14 WARN Act. The Company agrees that, if requested by Standard, it shall, on behalf of Standard and SFB, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similarly applicable state or local law, in connection with Standard's intended closing of one or more of the banking offices of the Association on or after the Effective Time. Such request by Standard shall be given in time to permit the Company to issue notices sufficiently in advance of any time of closing of such offices so that SFB shall not be liable under the WARN Act for any penalty or payment in lieu of notice to any employee or governmental entity. Standard and the Company shall cooperate in the preparation and giving of such notices, and no such notices shall be given without the approval of Standard.

         5.15 Action by MergerSub. As the sole stockholder of MergerSub, Standard shall approve this Agreement and the Merger and will provide all funding necessary for the acquisition by it of all of the issued and outstanding Company Common Stock.

         5.16 Conduct of Business by Standard. Standard will not take any action that, in its judgment reasonably exercised, could jeopardize or materially delay the receipt of any regulatory approval required to consummate the Merger or the other transactions contemplated hereby. Standard covenants and agrees that it will diligently pursue all governmental and regulatory approvals necessary to consummate the Merger in accordance with the terms and conditions of this Agreement.

         5.17 Dividend During Closing Quarter. Notwithstanding anything contained herein to the contrary, the Company shall be entitled to declare and pay a final cash dividend in respect of the Company Common Stock, in an amount not to exceed $0.1125 per share of Company Common Stock, if a regular dividend declaration date shall be scheduled to occur during the twenty (20) day period prior to Closing referred to in Section 1.2 hereof.

                                   ARTICLE VI

                                   CONDITIONS


         6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) Regulatory Approvals. Regulatory approvals for the consummation of the transactions contemplated hereby shall have been obtained from the OTS and any other governmental authority from which approval is required and none of such approvals shall contain or be subject to any terms or conditions that are materially different from terms and conditions customarily contained in similar approvals or notices issued prior to the date hereof, and all applicable statutory or regulatory waiting periods shall have lapsed.

         (b) No Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

         (a) Representations; Performance. The representations and warranties of Standard set forth in Article IV shall have been true and correct as of the date hereof and shall be true and correct as of the Effective Time as updated pursuant to Section 5.5, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company. Standard shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

         (b) Officers' Certificate. Standard shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Standard, dated as of the Effective Time, in which such officers shall certify to their best knowledge that they have no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

         (c) Secretary's Certificate. Standard shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Standard necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates dated as of the Effective Time executed on behalf of Standard and MergerSub by their respective corporate secretaries or one of their respective assistant corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Time executed on behalf of each of Standard and MergerSub by their respective corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Standard and of MergerSub executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by Standard or MergerSub, as the case may be.

         (d) Opinion of Counsel. The Company shall have received an opinion letter dated as of the Effective Time addressed to the Company from Dykema Gossett PLLC, counsel to Standard, based on customary reliance and subject to customary qualifications, in form and substance satisfactory to the Company and its counsel.

         (e) Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of the Company capital stock required for such approval under the provisions of the Company's Certificate of Incorporation and applicable law.

         6.3 Additional Conditions to Obligation of Standard. The obligation of Standard to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

         (a) Representations; Performance. The representations and warranties of the Company in this Agreement shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Time, as updated pursuant to Section 5.5, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Standard, and the Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

         (b) Officers' Certificate. The Company shall have furnished to Standard a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, in which such officers shall certify to their best knowledge that they have no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

         (c) Secretary's Certificate. The Company shall have furnished to Standard (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) a certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary certifying to Standard that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary certifying the signature and office of each officer of the Company executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by the Company.

         (d) Opinion of Counsel. Standard shall have received an opinion letter dated as of the Effective Time addressed to Standard from Vedder, Price, Kaufman & Kammholz, counsel to the Company, based on customary reliance and subject to customary qualifications, in form and substance satisfactory to Standard and its counsel.

         (e) No Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered or experienced a Material Adverse Effect, provided, however, that this paragraph shall not apply to (i) matters properly disclosed to Standard by the Company in a supplement or amendment delivered pursuant to Section 5.5 for which Standard has a specific right of termination under Section 7.1(f) hereof, and (ii) any such Material Adverse Effect resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic or financial market conditions affecting the banking industry generally in the same regions in which the Company or Standard operate.

         (f) Accountant's Letter. The firm of KPMG Peat Marwick, independent certified public accountants for the Company, shall have delivered to Standard a letter, dated as of the Closing Date, with a review stated to have been done to a date which is not more than five (5) business days prior to the date of Closing, in standard industry form with respect to transactions of this nature.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated prior to the Effective Time:

                 (a) by mutual consent of the Boards of Directors of Standard and the Company; or

                 (b) by either Standard or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy if, but only if, such party has used its best efforts and acted in good faith in attempting to satisfy all such conditions and if such party is not then in breach or default in any material respect of this Agreement; or

                 (c) by the Board of Directors of Standard if (i) there has been a material breach or default by the Company of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by Standard and which has not been cured within thirty (30) business days of receipt of such notice, or (ii) the Effective Time has not occurred prior to December 31, 1996 without fault on the part of Standard; or (iii) a public announcement with respect to a proposal, plan or intention to effect an Acquisition Transaction shall have been made by any Person other than Standard or an Affiliate of Standard and the Board of Directors of the Company shall have failed to undertake such actions as Standard has reasonably requested to oppose such proposed Acquisition Transaction or withdrawn its recommended approval of this Agreement and the Merger to the Company's stockholders; or

                 (d) by the Board of Directors of the Company if (i) there has been a material breach or default by Standard of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by the Company and which has not been cured within thirty
         (30) business days of receipt of such notice; or (ii) the Effective Time has not occurred prior to December 31, 1996 without fault on the part of the Company; or

                 (e) by the Board of Directors of either Standard or the Company at any time after the date that (i) the stockholders of the Company fail to approve this

         Agreement and the Merger by an affirmative vote of at least a majority of the outstanding shares of the Company Common Stock at a meeting held for such purpose; or (ii) if the OTS (or any other applicable governmental authority) has denied approval for the Merger and, if such denial is appealable, neither Standard nor the Company has filed a petition seeking review of such order of denial, or taken other similar action under applicable law, within thirty (30) days after the issuance or entry by the OTS of such order of denial; or

                 (f)      by Standard or the Company pursuant to Section
         5.5(b); or

                 (g) by Standard if (i) any environmental conditions are found, suspected, or indicated by the environmental assessments obtained pursuant to the investigation to be made pursuant to Section
         5.13 which, if known by the Company to be existing on the date hereof, would be contrary to the Company's representations and warranties set forth in Section 3.22 hereof and (ii) all of the events described in
         Section 5.13(c) shall have occurred, provided that Standard gives the Company written notice of its intent to terminate this Agreement not less than five (5) days prior to the effective date of such termination and such notice is given within 95 days after the date on which the consultant is selected pursuant to Section 5.13(a) hereof.

Notwithstanding the foregoing, Standard may elect in writing to terminate its right to terminate this Agreement pursuant to paragraph (g) above as of any date specified in such written instrument that is prior to the date such right would otherwise expire, and Standard shall not be entitled to terminate this Agreement pursuant to paragraph (g) above at any time later than the date which is 95 days after the date on which the consultant is selected pursuant to
Section 5.13(a).

         7.2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Standard or the Company except (A) for fraud or for willful and material breach of this Agreement or the Confidentiality Agreement and (B) as set forth in this
Section 7.2 and Section 8.2.

         (b) If this Agreement is terminated by the Board of Directors of Standard pursuant to Section 7.1(c)(iii) or Section 7.1(e)(i) and within one
(1) year of any such





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

termination an Acquisition Transaction shall occur, or if this Agreement is terminated by the Board of Directors of Standard pursuant to Section 7.1(c)(i), then in such case the Company shall pay to Standard in immediately available funds not later than two business days after demand therefor an amount equal to $4.0 million as reasonable reimbursement to Standard for all costs, fees and expenses incurred or to be incurred by Standard and SFB in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the amount of the expense reimbursement payment hereunder, when aggregated with all amounts actually received by Standard for the Option Shares or the Option (as defined in the Option Agreement) prior to the making of a demand by Standard for payment pursuant to this Section 7.2(b), including, without limitation, any Repurchase Consideration paid under the Option Agreement from any Person, including the Company in a single transaction or a series of transactions, less any Purchase Price (as defined in the Option Agreement) actually paid for the Option Shares by Standard under the Option Agreement (such amount being referred to as the "Stock Option Consideration"), shall not exceed the Limit (as defined in the Option Agreement), it being the intention of the parties that if Standard has previously received Stock Option Consideration pursuant to the Option Agreement equal to the Limit, then no further expense reimbursement payment shall be due from the Company under this Agreement.

         (c) If this Agreement is terminated by the Board of Directors of the Company pursuant to Section 7.1(d)(i), Standard shall pay to the Company not later than two business days after demand therefor an amount equal to $1.0 million as reasonable reimbursement to the Company for all costs, fees and expenses actually incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

         (d) In the event of termination of this Agreement by Standard pursuant to Section 7.1(g) hereof, there shall be no liability or obligation on the part of either Standard or the Company to the other, or on the part of any of their officers or directors, except pursuant to Section 5.6 and Section 8.2 hereof and except to the extent such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements contained herein, or a wrongful termination hereof by Standard.





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

                                  ARTICLE VIII

                               GENERAL PROVISIONS


         8.1 Publicity. Neither the Company nor Standard shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other parties; provided, however, that either Standard or the Company may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of the Company and Standard will consult with the other with respect to any such public announcement of statement.

         8.2 Expenses. Except as otherwise provided in Section 7.2, the costs and expenses of Standard and the Company shall be allocated as follows:

                 (a) Standard shall bear all fees and expenses of its counsel, accountants and investment bankers, and all other costs and expenses incurred by it in the preparation of this Agreement, the investigation of the Company, the preparation and prosecution of its application for regulatory approval, and all costs and expenses of any appeals therefrom.

                 (b) The Company or the Association shall bear all fees and expenses of its counsel, accountants and investment bankers, all filing fees to be paid to the SEC in connection with the Proxy Statement, the costs of printing and mailing the Proxy Statement for use at the meeting of Company stockholders to consider the Merger, and all other costs and expenses incurred by such persons or firms in the preparation of this Agreement, the calling, noticing and holding of a meeting of stockholders to consider and act upon the Merger, in obtaining the environmental studies required hereunder and the furnishing of information or other cooperation to Standard in connection with the preparation of regulatory applications.

         8.3 Survival. The representations and warranties of the parties hereto shall expire at the Effective Time and shall not survive the consummation of the Merger. All covenants and agreements contemplated to be performed prior to the Effective Time shall expire at the Effective Time and shall not survive the consummation of the Merger, and all covenants and agreements of Standard contemplated to be performed, partially or in full, after the Effective Time, shall survive the Effective Time and the consummation of the transactions contemplated hereby.





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


         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopies, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

         If to Standard or to MergerSub:

                 Standard Federal Bancorporation, Inc.
                 2600 West Big Beaver Road
                 Troy, Michigan 48084
                 Attention:  Thomas R. Ricketts,
                             Chairman and President

         with a copy to:

                 Dykema Gossett, PLLC
                 400 Renaissance Center
                 Detroit, Michigan 48243
                 Attention:  Paul R. Rentenbach

         If to the Company, addressed to:

                 Bell Bancorp, Inc.
                 79 West Monroe Street
                 Chicago, Illinois 60603
                 Attention:  Robert G. Rowen, President

         with a copy to:

                 Vedder, Price, Kaufman & Kammholz
                 222 North LaSalle Street
                 Chicago, Illinois 60601-1003
                 Attention:  Daniel O'Rourke or
                             Thomas P. Desmond

         All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

         8.5 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

         8.6     Waiver.  At any time prior to the Effective Time, any





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party hereto may extend the time for the performance of any of the obligations or other acts of the other party hereto or waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

         8.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and word of like import, unless the context requires otherwise, refer to this Agreement (including the Annexes and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

         8.9 Miscellaneous. This Agreement (together with the Confidentiality Agreement dated October 31, 1995, and all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate law, by the laws of the United States where applicable and by the internal laws of the State of Michigan without giving effect to the principles of conflict of laws thereof with respect to all other matters; and (c) shall not be assigned by operation of law or otherwise.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be in original instrument, but all such counterparts together shall constitute but one agreement.





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

         IN WITNESS WHEREOF, the Company, Standard and MergerSub have caused this Agreement to be executed on the date first written above by their respective officers.

                                  STANDARD FEDERAL BANCORPORATION, INC.


                                  By: /S/ THOMAS R. RICKETTS
                                     ----------------------------------------
                                     Thomas R. Ricketts
                                     Chairman and President


                                  BSB ACQUISITION CORP.


                                  By: /S/ THOMAS R. RICKETTS
                                     ----------------------------------------
                                     Thomas R. Ricketts
                                     President



                                  BELL BANCORP, INC.



                                  By: /S/ ROBERT G. ROWEN
                                     ----------------------------------------
                                     Robert G. Rowen, President





                                       55